Exhibit 99.2

Watsco and Carrier Execute Agreement

to Expand Joint Venture into Mexico

Adds Key Market Presence in Latin America;

Revenues of $80 Million

MIAMI, FLORIDA – (BUSINESS WIRE), JULY 26, 2011 – (NYSE:WSO) (NYSE:UTX) Watsco, Inc. today announced that a definitive agreement has been executed to add Carrier Corporation’s HVAC distribution operations in Mexico to their existing joint venture. The transaction is expected to close on July 29, 2011.

Carrier’s company-operated Mexico distribution network began operations in 1947 and had revenues of $80 million during the most recent twelve months ended June 2011, operating from six locations and has 90 employees servicing its customer base. The company will market Carrier’s complete product line from duct free split systems through the applied commercial systems. The Mexican market has an estimated $2.0 billion market potential for HVAC equipment and commercial refrigeration products and supplies.

Albert Nahmad, Watsco’s Chairman and Chief Executive Officer stated, “We are most pleased to expand our joint venture with Carrier to this most important market in North America. With a population of over 112 million and the 11th largest economy in the world, the addition of Mexico represents a substantial and important growth opportunity for us. The strong brand equity of Carrier in Mexico and the seasoned leadership team already in place, coupled with our commitment to increase the market footprint and add additional non-equipment products will expand the market share and lead to substantial growth.”

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 74 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. As the industry leader with more than 525 locations in the United States and Puerto Rico, with additional market coverage on an export basis to parts of Latin America and the Caribbean, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $30 billion United States market for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

Carrier Corporation is the world’s leader in high technology heating, air-conditioning and refrigeration solutions. Carrier experts provide sustainable solutions, integrating energy-efficient products, building controls, and energy services for residential, commercial, retail, transport and foodservice customers. Founded by the inventor of modern air conditioning, Carrier improves the world around us through engineered innovation and environmental stewardship. Carrier is a unit of United Technologies Corp., a leading provider to the aerospace and building systems industries worldwide. Visit www.carrier.com for more information.

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

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